UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 20, 2004

XTO ENERGY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10662	75-2347769
(Commission File Number)	(IRS Employer Identification No.)

810 Houston, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 870-2800

(Registrants Telephone Number, Including Area Code)

NONE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2004, the Company entered into a Purchase Agreement to issue and sell in a private placement, for resale under Rule 144A and Regulation S of the Securities Act of 1933, $350 million of unsecured 5.00% senior notes due January 31, 2015 (the “Senior Notes”), to Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. Affiliates of the last four of the initial purchasers are lenders to the Company under its principal bank revolving credit facility. The Purchase Agreement also requires the Company to register under the Securities Act and to complete an exchange of the Senior Notes for publicly registered notes having identical terms or, if the exchange cannot be effected, to file and keep effective a shelf registration statement for resale of the Senior Notes. Failure of the Company to comply with the registration and exchange requirements within specified time periods would require the Company to pay as liquidated damages additional interest on the Senior Notes. See Item 2.03 of this Form 8-K for a description of the Senior Notes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 20, 2004, the Company entered into a Purchase Agreement to issue and sell in a private placement, for resale under Rule 144A and Regulation S of the Securities Act, $350 million of unsecured 5.00% senior notes due January 31, 2015 (the “Senior Notes”) at a price to the public of 99.918% of par. Interest is payable semi-annually on January 31 and July 31 of each year. The sale and issuance of the Senior Notes by the Company to the initial purchasers was closed on September 23, 2004.

The indenture governing the Senior Notes contains covenants which limit the Company and its subsidiaries from creating liens on its or their properties without equally and ratably securing the Senior Notes and from engaging in certain sale/leaseback transactions. The indenture also limits the Company’s ability to engage in mergers, consolidations and certain sales of assets. The Company may redeem the Senior Notes, in whole or in part, at any time at a price equal to 100% of the principal amount outstanding, plus accrued and unpaid interest and a “make-whole” redemption premium.

Upon a continuing event of default, the trustee or the holders of 25% principal amount of the Senior Notes may declare the Senior Notes immediately due and payable, except that a default resulting from the Company’s entry into a bankruptcy, insolvency or similar proceeding will automatically cause the Senior Notes to become due and payable. Events of default consist of the Company’s:

•	default in the payment of principal;

•	default continuing for 30 days in the payment of any installment of interest or, after notice to the Company, of any other covenant of the indenture;

•	default in payment of principal or interest on, or breach of any other provision causing acceleration of, any other debt of the Company whose aggregate principal amount exceeds $50 million;

•	breach of the provisions restricting mergers, consolidations and sales of assets; or

•	voluntarily commencing, or having entered against it a decree of, bankruptcy, reorganization, insolvency or similar case.

The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

1.1	Purchase Agreement
4.1	Indenture

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: September 23, 2004	By:	/S/ BENNIE G. KNIFFEN
Bennie G. Kniffen Senior Vice President and Controller

EXHIBIT INDEX

Exhibit Number and Description

1.1	Purchase Agreement

4.1	Indenture